UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2024

Apollo Asset Backed Credit Company LLC

(Exact name of registrant as specified in its charter)

Delaware	000-56622	93-3760466
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 West 57th Street, 42nd Floor New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(212) 515-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2024, the board of directors (the “Board”) of Apollo Asset Backed Credit Company LLC (the “Company” or “ABC”) appointed John Chrystal, Wendy K. Modlin and James H. Simmons III to the Board as directors. In addition, each of Mr. Chrystal, Ms. Modlin and Mr. Simmons was appointed to the audit committee of the Board.

Mr. Chrystal is an independent director of ABC. Mr. Chrystal has served as the Chairman of the board of directors of MoneyLion, a fintech company that offers lending, financial advisory and investment service, since 2016. Mr. Chrystal also serves as a director of Regatta Loan Management LLC. Previously, from June 2013 until February 2022, he served as a director of The Bancorp, Inc. and its subsidiaries, including serving as Vice Chairman beginning in April 2017. He also served as Interim Chief Executive Officer of The Bancorp, Inc. and President of The Bancorp Bank from December 2015 through May 2016. Mr. Chrystal also previously served as a director of numerous special purpose acquisition companies, including Insurance Acquisition Corp from 2019 to 2020, Insurance Acquisition Corp II from 2020 to 2021, Insurance Acquisition Corp III from 2020 to 2022, and MCAP Acquisition Corp in 2021, and as a director of the Trust for Advised Portfolios from 2010 to 2022. Mr. Chrystal was also an advisor to Monroe Capital LLC and its affiliated funds from 2017 to 2022, a Managing Member of Bent Gate Advisors, LLC from 2009 to 2012, a Founding Partner of DiMaio Ahmad Capital from 2005 to 2008, and was a Managing Director with Credit Suisse entities, with oversight of asset management and financial products functions, in varying roles from 1993 to 2005. Mr. Chrystal received an MBA from The University of Chicago and an undergraduate degree from Iowa State University. We believe Mr. Chrystal’s extensive experience in the financial services industry and his prior track record as a senior executive and director make him well qualified to serve on the Board.

Ms. Modlin is an independent director of ABC. Ms. Modlin has served as the Chief Compliance Officer and a member of the Executive Committee at LionTree LLC, an independent investment and merchant bank, since 2019. Prior to LionTree, Ms. Modlin served as a Senior Compliance Officer at Apollo Global Management Inc., a global alternative asset manager and an affiliate of ABC, from March 2008 to September 2019. Ms. Modlin received a BA from Barnard College and a Doctor of Law from Cardozo School of Law. We believe Ms. Modlin’s extensive experience in compliance and regulatory matters makes her well qualified to serve on the Board.

Mr. Simmons is an independent director of ABC. Mr. Simmons has served as Chief Executive Officer and Founding Partner of Asland Capital Partners since 2019, serving as head of its investment committee with oversight of the day-to-day operations of the firm. Mr. Simmons has over two decades of real estate investment experience across the public and private sectors. Prior to founding Asland Capital Partners, Mr. Simmons was a Partner at Ares Management, where he led the Ares Domestic Emerging Markets Fund, and was previously a Partner at Apollo Real Estate Advisors. Mr. Simmons was also previously president and CEO of the Upper Manhattan Empowerment Zone Development Corporation and held prior roles at Bankers Trust and Salomon Smith Barney. Mr. Simmons currently serves on the board of directors of Regency Centers Corporation (NASDAQ: REG), and the board of directors of ScionHealth. Mr. Simmons received a BS degree from Princeton University, an MS from the Virginia Polytechnic Institute and State University and a Master of Management degree from Northwestern University’s J.L. Kellogg Graduate School of Management. We believe Mr. Simmons’ extensive background in business and investing in public and private companies makes him well qualified to serve on the Board.

There are no arrangements or understandings between Mr. Chrystal, Ms. Modlin or Mr. Simmons, on the one hand, and the Company or any other persons, on the other hand, pursuant to which Mr. Chrystal, Ms. Modlin or Mr. Simmons was selected as a Director. There are no related party transactions between the Company and Mr. Chrystal, Ms. Modlin or Mr. Simmons (or any of his or her immediate family members) requiring disclosure under Item 404(a) of Regulation S-K. None of Mr. Chrystal, Ms. Modlin and Mr. Simmons has any family relationships with any of the Company’s directors or executive officers.

The Company will enter into its standard form of indemnification agreement with each of Mr. Chrystal, Ms. Modlin and Mr. Simmons.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apollo Asset Backed Credit Company LLC

By:	/s/ Michael Paniwozik
Name:	Michael Paniwozik
Title:	President

Date:	April 19, 2024